Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated February 23, 2021 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333- ) with respect to the consolidated balance sheets of Jiuzi Holdings, Inc. and its subsidiaries as of October 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years ended October 31, 2020 and 2019, and the related notes (“collectively referred to as financial statements”) included herein.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
July 15, 2021	Certified Public Accountants